Filed Pursuant to Rule 433

Registration Statement No. 333-216789

January 7, 2019

AMPHENOL CORPORATION

Final Term Sheet

January 7, 2019

Issuer:	Amphenol Corporation

Ratings (Moody’s / S&P)*:	Baa1 / BBB+

Trade Date:	January 7, 2019

Settlement Date:	January 9, 2019 (T+2)

Principal Amount:	$500,000,000

Maturity Date:	June 1, 2029

Coupon (Interest Rate):	4.350%

Price to Public:	99.904%

Yield to Maturity:	4.362%

Benchmark Treasury:	3.125% due November 15, 2028

Spread to Benchmark Treasury:	+168 bps

Benchmark Treasury Price and Yield:	103-26 and 2.682%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2019

Redemption Provision:

Prior to March 1, 2029 (three months prior to the maturity date of the notes) (the “Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 25 basis points. On or after the Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption

CUSIP/ISIN:	032095 AH4/US032095AH42

Other Information

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Commerz Markets LLC MUFG Securities Americas Inc.
TD Securities (USA) LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Loop Capital Markets LLC Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.